FOR IMMEDIATE RELEASE
Media Contact: Stacey Corso
510.735.2667
scorso@ziprealty.com

ZipRealty Reports Third Quarter 2013 Revenue Growth of 10% Year-Over-Year

•	Revenue of $21.8 million and Adjusted EBITDA of $1.1 million exceed prior expectations
•	$887 million in real estate transaction volume on ZipRealty’s technology platform rises 18% year-over-year on a same-market basis
•	A 26% year-over-year jump in new registered users and a 7% same-market increase in ZipRealty agents to 1,692
•	Powered by Zip generates 72% revenue growth, signing on three new partners in Charlotte, N.C., Sarasota, Fla. and Pittsburgh

EMERYVILLE, Calif., Nov.4, 2013 − ZipRealty, Inc. (http://www.ziprealty.com) (NASDAQ: ZIPR), the nation’s most prominent online technology-powered residential real estate brokerage firm and real estate marketing solutions provider, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013

Net revenues were $21.8 million, an 11% increase from the $19.7 million same-market revenue in the third quarter last year. The Company’s net income for the quarter was $94,000 compared to a net loss of $5 million in the third quarter of 2012, which included a $5 million litigation charge. Adjusted EBITDA for the quarter was $1.1 million, 5% greater than that of the prior year’s third quarter. The Company’s cash and cash equivalents at the end of the quarter were $14.5 million, 13% greater than at the beginning of the quarter.

Lanny Baker, Chief Executive Officer and President of ZipRealty, commented, “We achieved strong growth momentum across the customer, agent and new product fronts in the third quarter, and that success drove third quarter financial results that were above our expectations. While we’ve clearly benefitted from healthy real estate trends, we also believe that the fundamental growth initiatives we’ve put in place within ZipRealty’s brokerage business are taking hold and contributing to these results. With Powered by Zip under the leadership of President Xavier Zang, we are accelerating product development and evolving sales and service initiatives to propel this business over the longer term.”

During the third quarter of 2013, ZipRealty continued to see strong growth in key leading indicators:

•	Total unique visitors to ZipRealty’s web and mobile properties grew 11% year-over-year in the third quarter to a monthly average of nearly 2.8 million consumers.

•	New registered users in the third quarter of 2013 increased 26% over the same quarter last year, and client introductions per agent grew 6% year-over-year.

•	The number of ZipRealty agents increased to 1,692 at quarter’s end, representing a 7% increase year-over-year on a same-market basis.

•	The average home sale price for ZipRealty’s closed transactions was $287,000 in the third quarter of 2013, a 10% increase from $262,000 in the third quarter of the prior year on a same-market basis.

“Our financial priority in 2013 has been to drive ZipRealty’s expansion, and this quarter exceeded our expectations. Our owned-and-operated brokerage generated 11% revenue growth with closed transactions up 3% and average revenue per transaction up 8% year-over-year, on a same-market basis. Powered by Zip revenue rose by more than 70% from year-ago levels for the quarter,” Mr. Baker said.

“We are driving growth in key metrics that feed our business model and support future financial performance. Our recruiting team continued to deliver success in growing our agent force during the third quarter, increasing our agent count to nearly 1,700 agents by the end of the quarter, which is the goal we previously put forth for year’s end. Our recruiting momentum not only provides agent capacity to serve ZipRealty’s customers and close transactions, it also allows us to optimize resources in support of those agents conducting a minimum level of transactions,” he added.

“Meanwhile, product and technology innovations and improved customer acquisition are delivering strong increases in unique visitors, new registrations and client introductions per agent, while acquisition cost per lead in the third quarter declined 15% from a year ago,” Mr. Baker said.

“ZipRealty reported strong 72% growth in its Powered by Zip business and has added three new clients since the end of the second quarter. Two of the new clients are owned and operated by NRT, a subsidiary of Realogy, and the third is the first ERA franchisee Powered by Zip client. The Powered by Zip agent count was up 101% versus the third quarter of the prior year, with increased penetration of existing accounts. Guided by insight from current and prospective clients, Powered by Zip President Xavier Zang is leading product development, service delivery and operating model changes that we believe will enhance PbZ adoption and expansion in 2014 and beyond,” stated Mr. Baker.

As of September 30, 2013, a total of 2,212 agents within the owned-and-operated brokerage and the Powered by Zip network relied upon ZipRealty’s technology platform to serve consumers in 38 markets, generating $887 million in total real estate transaction volume during the third quarter.

Company Developments

•	Mobile App Improvements
ZipRealty’s mobile app continues to be rated over four stars on both iOS and Android platforms. With category-leading functionality and iOS 7 compatibility in place, mobile product development efforts in the third quarter updated the look and feel of the app with a complete UX/UI overhaul. This included the implementation of a more user-friendly navigation better exposing unique in-app tools such as StreetSketch and StreetScan, as well as making it easier to contact an agent.

•	SEO and Social Initiatives on ZipRealty.com
As search engine rankings and consumer traffic patterns increasingly respond to social media activity, the Company is evolving its social strategy across ZipRealty.com. In the third quarter, social sharing buttons were placed on home detail pages, enabling agents to link to their social profiles from their Agent Profile page on ZipRealty.com, and opening up social sharing of Agent Reviews. These efforts resulted in social referral traffic that was up more than 50% year-over-year.

Agent Comments are another highly-valued source of information among consumers and continue to be a huge driver for SEO. Agent Comments also provide powerful marketing opportunities to showcase agent knowledge and local expertise on the ZipRealty platform. The number of agent comments for the quarter is up 136% year-over-year, and now total almost 50,000 across ZipRealty.com.

•	Powered by Zip
The Company has brought on three new Powered by Zip clients since the end of the second quarter, bringing the total number of participating brokerages in the PbZ network to 19. Clients who entered into agreements with PbZ include Charlotte, N.C.-based Wilkinson & Associates Real Estate ERA Powered and two Coldwell Banker brokerages, one based in Sarasota, Fla., and one located in Pittsburgh.

According to Mr. Zang, Powered by Zip “stands with the broker” and is committed to “helping brokerages thrive in the increasingly competitive – and digital – real estate industry.” This message resonated with Scott Wilkinson of Wilkinson & Associates. Mr. Wilkinson said he chose to partner with ZipRealty because of the Company’s “deep expertise in serving serious home buyers and sellers and professional real estate agents in the digital realm.”

Balance Sheet & Liquidity

As of September 30, 2013, the Company had approximately $14.5 million in cash and cash equivalents, with no long-term debt. Relative to June 30, 2013, the Company’s cash and cash equivalents were higher by approximately $1.7 million. The Company’s working capital ratio improved to 3.2 from 2.5 as of June 30, 2013.

Financial Outlook

Based on current information, the Company expects 2013 fourth quarter revenue to be in the range of $18 million to $19 million, representing 2% to 7% growth compared to revenue of $17.7 million in the fourth quarter of 2012. Fourth quarter Adjusted EBITDA is expected to range from negative $0.9 million to negative $0.6 million.

For the full year, the Company expects 2013 revenue to be in the middle of the previously provided range of $76.5 million to $78.5 million, reflecting mid to high single-digit year-over-year revenue growth in the second half of 2013, and mid-single-digit growth compared to revenue of $73.8 million for the full year 2012. Adjusted EBITDA is expected to be positive for full year 2013.

The Company expects to end 2013 with greater than 1,700 ZipRealty agents, a double-digit percentage increase over year-end 2012. Same-market closed transaction volume in the Company’s owned-and-operated brokerage unit is expected to be approximately 10,000 for the full year. The Company’s year-end 2013 cash and cash equivalents are expected to be above March 31, 2013 levels.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (“GAAP”), ZipRealty uses a non-GAAP measure it refers to as Adjusted EBITDA. The Company defines Adjusted EBITDA as net income (loss) interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that the Company does not consider reflective of its ongoing core operating performance, including litigation settlement charges associated with the Company’s former model for its agents, which has since been transitioned from an employee to an independent contractor model. This non-GAAP measure is provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future, particularly in comparison to the practices of other reasonably similar firms. ZipRealty believes this non-GAAP measure provides useful information to both management and investors by excluding certain items it believes are not reflective of its core operating results and thus presents a more meaningful basis for comparison between periods. Further, this non-GAAP measure presents key information the Company uses for planning, forecasting its future operations and as a measure for determining management compensation. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most comparable GAAP measure, net income (loss) is provided in the attached tables.

Conference Call Details

A conference call to report third quarter financial results will be on webcast live on Monday, November 4, 2013 at 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing (866) 515-2912, passcode: 50099441. A replay of the call will also be available through November 11, 2013 at (888) 286-8010 and passcode: 54161662.

About ZipRealty, Inc.

ZipRealty is a leading national real estate brokerage and provider of proprietary technology and comprehensive online marketing tools for the residential real estate brokerage industry. For home buyers and sellers who increasingly want control, choice and a seamless, customized service, ZipRealty offers Internet-enabled, state-of-the-art technology and complete access to accurate, timely information via their website and mobile applications, which real estate professionals can combine with their own local knowledge and personal expertise to offer an exceptional start-to-finish client experience. For real estate professionals who seek more productive ways to conduct business, ZipRealty provides technology and online marketing tools to enhance their online sales channel, including lead generation, conversion and service of their clients. ZipRealty`s technology and online marketing products serve its full-service, owned-and-operated residential real estate brokerage business in 19 markets nationwide, as well as its Powered by Zip network of leading third-party local brokerages in 19 markets.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding the Company’s expectations for future growth and profitability, including in its owned-and-operated and Powered by Zip businesses, the success of the Company’s fundamental growth initiatives, the acceleration of product development and evolution of sales and service initiatives to propel the Company’s business in the longer term, driving growth in key metrics that feed the Company’s business and support future financial performance, recruiting momentum, expectations concerning the Company’s minimum production standards, product and technology innovations, improved customer acquisition, the enhancement of Powered by Zip’s future adoption and expansion, and statements under “Financial Outlook” concerning expected revenue and Adjusted EBITDA for the remainder of 2013, expected agent count and cash and cash equivalents at the end of 2013, and same-market closed transaction volume for full year 2013. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include but are not limited to the Company’s history of losses and expectations concerning future losses, volatility in the real estate market, macroeconomic factors such as unemployment, tight credit, inventory levels, foreclosure processing delays and the impact of government programs, the Company’s ability to reverse market share declines, to build its new and unproven Powered by Zip network, to comply with often complex federal and state laws and regulations concerning its agent classification, compensation, termination and other business practices, to successfully adapt to changes in the management team, to remain an innovation leader in its industry, to access leads and MLS listings from third parties that it does not control, to adapt to changes in technologies and practices relating to the nature and use of information, to protect arrangements for diversifying its revenue stream, to attract agents with its atypical value proposition, and to manage the growth of technology and control systems, the impact of website advertising and lead generation services on the visit-to-transaction pathway of potential customers, the Company’s pursuit of revenue growth opportunities that may reduce its profit margins, seasonality, protecting the privacy of consumer information, systems security, interruptions, delays and failures, geographic concentration, the protection and defense of the Company’s intellectual property rights, and other risk factors set forth in the Company’s Form 10-K for the year ended December 31, 2012. The forward-looking statements included in this release are made as of today’s date and, except as otherwise required by law, ZipRealty does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.

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www.ziprealty.com

ZipRealty, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts and operating data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net revenues	$21,816	$19,767	$58,873	$56,128

Operating costs and expenses
Cost of revenues	12,742	11,171	33,837	30,605
Product development (1)	1,912	1,729	5,588	5,224
Sales and marketing	5,451	4,837	15,851	15,694
General and administrative	1,600	1,743	5,151	5,916
Litigation settlement charges	3	5,000	88	5,000
Restructuring charges, net	4	233	66	1,390
Total operating costs and expenses	21,712	24,713	60,581	63,829

Income (loss) from operations	104	(4,946)	(1,708)	(7,701)
Interest income	2	6	5	18
Income (loss) before income taxes	106	(4,940)	(1,703)	(7,683)
Provision for income taxes	12	-	47	-

Net income (loss)	$94	$(4,940)	$(1,750)	$(7,683)

Net income (loss) per share:
Basic	$0.00	$(0.24)	$(0.08)	$(0.37)
Diluted	$0.00	$(0.24)	$(0.08)	$(0.37)

Weighted average common shares outstanding:
Basic	21,114	20,637	20,894	20,630
Diluted	22,492	20,637	20,894	20,630

(1) Amortization of internal-use software and website development costs included in product development

Supplemental operating data (unaudited) (2)
Number of agents at beginning of period	1,611	1,508	1,540	1,701
Number of agents at end of period	1,692	1,583	1,692	1,583
Total value of real estate transactions closed during period (in millions)	$789.3	$704.9	$2,104.4	$1,985.0
Number of transactions closed during period (3)	2,749	2,687	7,601	8,023
Average net revenue per transaction during period (4)	$7,352	$6,816	$7,142	$6,501
Same market number of agents at beginning of period	1,611	1,490	1,540	1,615
Same market number of agents at end of period	1,692	1,583	1,692	1,583
Same market total value of real estate transactions closed during period (in millions)	$789.3	$700.5	$2,104.4	$1,951.8
Same market number of transactions closed during period (3)	2,749	2,676	7,601	7,904
Same market average net revenue per transaction during period (4)	$7,352	$6,812	$7,142	$6,502

(2)	Supplemental operating data includes owned-and-operated markets only.
(3)	The term "transaction" refers to each representation of a buyer or seller in a real estate purchase or sale.
(4)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

Reconciliation of non-GAAP Adjusted EBITDA to net income (loss) (unaudited, in thousands)

The Company defines Adjusted EBITDA as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that it does not consider reflective of its ongoing core operating performance.  The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its core operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are reflective of its core operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income (loss)	$94	$(4,940)	$(1,750)	$(7,683)
Add back:
Interest income	(2)	(6)	(5)	(18)
Provision for income taxes	12	-	47	-
Depreciation and amortization	482	448	1,429	1,318
Stock-based compensation expense	482	366	1,038	884
Restructuring charges, net	4	153	66	1,310
Litigation settlement charges	3	5,000	88	5,000
Non-GAAP Adjusted EBITDA	$1,075	$1,021	$913	$811

ZipRealty, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$14,511	$12,921
Accounts receivable, net of allowance of $15 and $15, respectively	1,266	1,496
Prepaid expenses and other current assets	1,903	1,763
Total current assets	17,680	16,180
Restricted cash	500	500
Property and equipment, net	2,946	2,387
Other assets	267	362
Total assets	$21,393	$19,429

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,081	$823
Accrued expenses and other current liabilities	4,287	4,293
Accrued restructuring charges, current portion	81	221
Total current liabilities	5,449	5,337
Other long-term liabilities	595	592
Total liabilities	6,044	5,929

Stockholders' equity:
Common stock: $0.001 par value; 100,000 shares authorized: 25,164 and 24,303
shares issued and 21,553 and 20,692 outstanding, respectively	25	24
Additional paid-in capital	163,028	159,430
Accumulated deficit	(130,084)	(128,334)
Treasury stock, at cost: 3,610 and 3,610 shares, respectively	(17,620)	(17,620)
Total stockholders' equity	15,349	13,500

Total liabilities and stockholders' equity	$21,393	$19,429

ZipRealty, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(1,750)	$(7,683)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,429	1,317
Stock-based compensation expense	1,038	884
Non-cash restructuring charges	-	4
Provision for doubtful accounts	5	(2)
Amortization of short-term investment premium	-	44
Loss on disposal of property and equipment	-	5
Changes in operating assets and liabilities:
Accounts receivable	225	(237)
Prepaid expenses and other current assets	(147)	156
Other assets	95	3
Accounts payable	258	(246)
Accrued expenses and other current liabilities	(6)	4,121
Accrued restructuring charges, current portion	(140)	(1)
Other long-term liabilities	3	(163)
Net cash provided by (used in) operating activities	1,010	(1,798)

Cash flows from investing activities:
Proceeds from sale of short-term investments	-	7,960
Purchases of property and equipment	(1,943)	(1,302)
Net cash provided by (used in) investing activities	(1,943)	6,658

Cash flows from financing activities:
Proceeds from stock option exercises	2,523	80
Acquisition of treasury stock	-	(7)
Net cash provided by financing activities	2,523	73
Net increase (decrease) in cash and cash equivalents	1,590	4,933
Cash and cash equivalents at beginning of period	12,921	12,634
Cash and cash equivalents at end of period	$14,511	$17,567